Ex. 99.3

	Jackson Fund Services
	Fidelity Bond Coverage Requirements
	Determination Date: 12-31-2024

		Total Assets (as of 12-31-2024)	Minimum Amount of Bond Required for Joint Coverage

	JNL Series Trust	$ 250,526,246,435	$ 2,500,000	[1]
	JNL Investors Series Trust	3,029,773,188	2,100,000
	Jackson Credit Opportunities Fund	504,564,202	900,000
	Jackson Real Assets Fund	246,119,290	600,000
	Extra coverage		900,000
		Total	$ 7,000,000

	Bond Coverage		$ 7,000,000	[2]

[1]	Maximum coverage required.
[2]	ICI Mutual Insurance Company coverage expires January 1, 2026.